UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
SPECIALIZED DISCLOSURE REPORT

Commission file number 001-41132

Crescent Energy Company
(Exact name of registrant as specified in its charter)

Delaware	87-1133610
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
600 Travis Street, Suite 7200
Houston, Texas 77002
(Address of principal executive offices) (Zip Code)

Brandi Kendall
Chief Financial Officer
(713) 332-7001
(Name and telephone number, including area code, of person to contact with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☐    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.

☒    Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2025.

Section 2. RESOURCE EXTRACTION ISSUER DISCLOSURE

Item 2.01 Resource Extraction Issuer Disclosure and Report

Disclosure of payments by resource extraction issuers

The specified payment disclosure required by this Form is included as Exhibit 99.1 to this Specialized Disclosure Report on Form SD.

Section 3. EXHIBITS

Item 3.01 Exhibits

The following exhibit is filed as part of this report.

Exhibit	Description
99.1	Resource Extraction Payment Report as required by Item 2.01 of this Form.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CRESCENT ENERGY COMPANY

Date: July 8, 2026	/s/ Brandi Kendall
Brandi Kendall
Chief Financial Officer

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